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As filed with the Securities and Exchange Commission on August 14, 2003

Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1 to
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MANUFACTURERS' SERVICES LIMITED
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE (State or Other Jurisdiction of Incorporation or Organization)	04-3258036 (I.R.S. Employer Identification No.)

300 BAKER AVENUE, SUITE 106
CONCORD, MASSACHUSETTS 01742
(978) 287-5630
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

ROBERT C. BRADSHAW
300 BAKER AVENUE, SUITE 106
CONCORD, MASSACHUSETTS 01742
(978) 287-5630
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Alan R. Cormier, Esq. Manufacturers' Services Limited 300 Baker Avenue, Suite 106 Concord, Massachusetts 01742 Telephone: (978) 287-5630	Thomas S. Ward, Esq. Hale and Dorr LLP 60 State Street Boston, Massachusetts 02109 Telephone: (617) 526-6000

        Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐    333-            .

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐    333-            .

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

        The Company hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

The information in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell the common stock until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the common stock and the selling stockholders named in this prospectus are not soliciting offers to buy the common stock in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 14, 2003

PROSPECTUS

MANUFACTURERS' SERVICES LIMITED

6,057,277 SHARES OF COMMON STOCK

        This prospectus relates to resales of shares of common stock that are issuable upon conversion of shares of series B convertible preferred stock and upon the exercise of warrants issued to the selling stockholders by Manufacturers' Services Limited and shares of common stock issuable as dividends on series B convertible preferred stock in lieu of cash and as payments due upon optional or mandatory conversion of the series B convertible preferred stock in lieu of cash.

        We will not receive any proceeds from the sale of the shares.

        The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

        Our common stock is traded on the New York Stock Exchange under the symbol "MSV." On August 13, 2003, the closing sale price of Manufacturers' Services Limited's common stock on the New York Stock Exchange was $5.20 per share. You are urged to obtain current market quotations for our common stock.

        Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 7.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August    , 2003.

        Manufacturers' Services Limited's executive offices are located at 300 Baker Avenue, Suite 106, Concord, MA 01742, our telephone number is (978) 287-5630 and our Internet address is www.msl.com. The information on our Internet website is not incorporated by reference in this prospectus. Unless the context otherwise requires references in this prospectus to "MSL," "we," "us," and "our" refer to Manufacturers' Services Limited and its subsidiaries.

        We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where such offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

PROSPECTUS SUMMARY

        This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors."

  Our Company

        We are a global electronic manufacturing and supply chain services company providing a portfolio of integrated capabilities that allows our customers to get their products to market faster, reduce their total cost and improve their operating performance. Our customers include leading original equipment manufacturers, or OEMs, who have chosen outsourcing as a core manufacturing strategy. We have developed relationships with OEMs in a diverse range of industries, including industrial equipment, commercial avionics, retail infrastructure, medical products, voice and data communications, network storage, office equipment, computers, computer peripherals and consumer electronics. By efficiently and aggressively managing our business, costs and asset base, we are able to offer our customers an outsourcing solution that represents a lower total cost of ownership than that typically provided by their internal operations. We seek to differentiate ourselves by providing a superior customer experience through open and active communication, personalized service, a deep understanding of our customers' needs, attention to each customer's unique operating requirements, customized and flexible supply chain solutions and rapid response.

        We provide integrated supply chain solutions that address all stages of our customers' product life cycle, including engineering and design, new product introduction, global supply chain management, printed circuit board assembly, high speed automated manufacturing, final product assembly including configure-to-order and build-to-order, integration and testing of complex systems, fulfillment and distribution and after-market services. We assist our customers in the design and product introduction phases of development to reduce product time-to-market and optimize design for manufacturing. We obtain competitive component pricing and greater sourcing flexibility for our customers through our material and inventory management expertise and our global information systems. We utilize sophisticated assembly and manufacturing techniques in order to provide the complex functionality and small product size that is required by OEMs. We subject our manufactured products to a comprehensive set of tests for quality, functionality and reliability, including, in some instances, product-specific tests that we design for our customers. Among our capabilities, we differentiate ourselves with our advanced configure-to-order and build-to-order offerings. Additionally, we assist our customers in packaging and distributing the final products directly into their distribution channels and to their end users. We also provide a wide range of after-market support services such as repair, refurbishment, system upgrades, spare part manufacturing and end-of-life management. By providing these design, engineering, manufacturing, fulfillment and after-market services, we enable our customers to focus on their core competencies, and we enhance their competitiveness by reducing the cost of their products and shortening the time from product conception to product introduction in the marketplace. We believe this comprehensive range of services provides opportunities for growth by attracting new customers and capturing additional outsourcing opportunities with our existing customers.

        We have a global network consisting of 15 manufacturing, design and fulfillment facilities in the world's major electronics markets—North America, Europe and Asia—to serve the increasing outsourcing needs of both multinational and regional OEMs. Our manufacturing facilities are strategically located near our customers and their end-markets, which benefits our customers by reducing the time required to get their products to market and by increasing their flexibility to respond quickly to changing market conditions. We believe that the combination of our services and our global manufacturing network has enabled us to become an integral part of our customers' product development and manufacturing strategies.

        Since our founding in 1994 through 2000, our growth had been driven primarily by acquisitions of existing OEM manufacturing facilities and by the increasing number of OEMs who had outsourced their manufacturing requirements. During the past three years, we have closed certain facilities and reduced our workforce to reflect our reduced revenue stream resulting from adverse economic conditions affecting demand for our customers' end-market products. Despite this recent downsizing, we intend to continue to actively pursue strategic acquisitions and to continue to benefit from expected increases in the number of OEMs that outsource their manufacturing requirements, as demonstrated by our recent asset acquisition of Telesincro, a subsidiary of Ingenico, in July 2003.

        During the past 18 months we have been repositioning ourselves in the electronic manufacturing and supply chain services market by developing our offerings, adding new customers and refocusing the relationships we have and the business we do with existing customers to emphasize those services where we provide the most value. We focus principally on those customers and programs where we are the lead electronic manufacturing and supply chain services provider.

        While new programs with existing customers develop and new customers are added, our overall revenue has declined and our customer mix has changed. We anticipate that changes will continue as our business develops and programs with some customers will increase and programs with others will decline consistent with recent customer and vendor consolidation tends in the electronic manufacturing and supply chain services industry. For example, we anticipate that over the next twelve months certain fulfillment services we currently provide to a customer will cease to be provided, while fulfillment services we provide to another customer will increase. The net impact of this transition in these programs is expected to be a decline of less than 2% of annual revenue. With the expiration of this program we will cease activities at the customer-controlled site. We do not expect any material charges associated with the cessation of this customer program. The expiring program represented approximately 7.6% of revenue for the first six months of fiscal 2003. We believe that other business with new and existing customers, combined with the expected revenues from our recent Ingenico acquisition, will more than offset this net 2% decline in 2004.

        We work closely with our customers to anticipate and forecast their future volume of orders and delivery dates. We derive most of our net sales under purchase orders from our customers. We recognize sales, net of expected product return and warranty costs, typically at the time of product shipment or as services are rendered, provided no post-delivery obligations remain and collection is reasonably assured. Our cost of goods sold usually includes the cost of components and materials, labor costs and manufacturing overhead. Under some contracts, our customers will own the components and consign the inventory to us. In these situations, we may recognize revenue (and related cost of sales) only on the labor and overhead used to assemble the product. The procurement of raw materials and components requires us to commit significant working capital to our operations and to manage the purchasing, receiving, inspection and stocking of these items. Our typical customer contract contains provisions which specify that we may recover from the customer inventory costs and material acquisition costs for raw material which becomes excess or obsolete due to customer reschedules, cancellations or product changes.

        Our operating results are affected by the level of capacity utilization in our manufacturing facilities, indirect labor costs and selling, general and administrative expenses. Gross margins and operating income generally improve during periods of high-volume and high-capacity utilization in our manufacturing facilities and decline during periods of low-volume and low-capacity utilization. However, certain of our customer contracts contained guaranteed minimum commitments, requiring the customer to either purchase certain contractual minimum quantities or pay for amounts less than the minimum purchase commitment. Such contracts helped offset the negative impact of low-capacity utilization on gross margins and operating income. Currently we have only one customer contract containing a guaranteed minimum commitment which relates to the Ingenico acquisition.

        Our business strategy includes the continued expansion of our global manufacturing network. Currently, approximately 73% of our net sales worldwide are denominated in US dollars, while our labor and utility costs in facilities outside of the United States are denominated in local currencies. Foreign currency gains and losses are the result of transacting business in a currency that is different from the functional currency of our operating entity and the movements in those currencies between the time a transaction is recorded for financial reporting purposes and the time payment is made or received. We currently use forward foreign exchange contracts on a limited basis to minimize our foreign currency risk but not for trading purposes. We expect to continue to utilize forward foreign exchange contracts only to the extent that these contracts minimize exposure and reduce risk from exchange rate fluctuations on specific underlying transactions that create foreign currency exchange rate risk for us. Any increase or decrease in our use of derivative financial instruments will likely be as a result of these contracts.

  The Offering

Common Stock offered by selling stockholders	6,057,277 shares
Use of proceeds	We will not receive any proceeds from the sale of shares in this offering
New York Stock Exchange symbol	MSV

Selected Consolidated Financial Data

        The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes thereto included in our annual reports and other information on file with the SEC. The statement of operations data for each of the three years ended December 31, 2002 and the balance sheet data as of December 31, 2002 and 2001, have been derived from audited financial statements incorporated by reference in this Registration Statement. The statement of operations data for each of the two years ended December 31, 1999 and the balance sheet data as of December 31, 2000, 1999 and 1998, have been derived from financial statements not incorporated by reference in this Registration Statement. The Company adopted Statement of Financial Accounting Standards ("FAS") No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections" as of January 1, 2003. The adoption of FAS No. 145 retroactively changes guidance related to the reporting of gains and losses from extinguishment of debt as extraordinary items. The effect of FAS No. 145 on the Company's statement of operations data for the five years ended December 31, 2002 is for amounts previously recorded as "Extraordinary loss on extinguishment of debt" to instead be recorded as "Loss from extinguishment of debt" in deriving "Income (loss) from operations before provision for income taxes". The Company has reclassified extraordinary losses of $4,031, $3,078 and $2,202 for the years ended December 31, 2002, 2000 and 1998, respectively. There were no extraordinary items in the years ended December 31, 2001 and 1999.

	Year Ended December 31,
	2002	2001	2000	1999	1998
	(In thousands, except per share data)
Statement of Operations Data:
Net sales	$853,745	$1,522,000	$1,758,101	$920,722	$837,993
Gross profit	75,612	110,023	97,790	55,233	45,259
Operating income (loss)	(8,219)	(86,094)	21,449	16,411	8,695
Net income (loss)	$(20,728)	$(95,140)	$(4,035)	$2,010	$(6,241)

Net income (loss) applicable to common stockholders	$(23,390)	$(95,140)	$(25,959)	$1,201	$(6,241)

Basic income (loss) per share:
Net income (loss)	$(0.72)	$(2.86)	$(0.98)	$0.06	$(0.33)

Weighted average shares outstanding	32,622	33,304	26,411	19,384	18,746
Diluted income (loss) per share:
Net income (loss)	$(0.72)	$(2.86)	$(0.98)	$0.06	$(0.33)

Weighted average shares outstanding	32,622	33,304	26,411	19,608	18,746
Balance Sheet Data:
Working capital	$106,914	$151,999	$234,425	$98,273	$54,340
Total assets	$331,407	$436,820	$933,517	$411,783	$277,608
Long-term debt and capital lease obligations, excluding current portion	$18,003	$114,083	$181,344	$121,929	$57,188
Preferred stock	$35,551	—	—	$39,204	—
Total stockholders' equity	$100,697	$113,706	$215,448	$48,621	$39,174

RISK FACTORS

        Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before purchasing our common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.

Because a significant portion of our sales currently comes from a small number of customers, any decrease in sales from these customers could harm our operating results.

        We depend on a small number of customers for a large portion of our business. Our ten largest customers accounted for approximately 86% of net sales in the six months ended June 29, 2003 and approximately 80% of net sales for fiscal 2002. Changes in our customers' orders have, in the past, had a significant impact on our operating results. If a major customer significantly reduces the amount of business it does with us, there would be an adverse impact on our operating results.

        We expect to continue to depend on sales to our major customers. Because it is not always possible to replace lost business on a timely basis, it is likely that our operating results would be adversely affected if one or more of our major customers were to cancel, delay or reduce a large amount of business with us. Our customer agreements typically permit the customer to terminate the agreement on three to six month's notice. Were a customer to terminate its agreement with us, it is likely that our operating results, through lower revenue and lower fixed cost absorption, would be adversely affected. Moreover, our operating results in the past have been positively affected by several customer contracts containing guaranteed minimum commitments. While those contracts generally have fixed terms and may not be terminated (absent a breach) prior to their stated expiration, the favorable effects of the contracts are unlikely to be replicated after these contracts expire or otherwise terminate.

        In addition, we generate significant accounts receivable in connection with providing services to our major customers. If one or more of our customers were to become insolvent or otherwise be unable to pay for our services or were to become unwilling to make payments in a timely fashion, our operating results and financial condition could be adversely affected.

The incurrence of indebtedness could harm our operating results and financial condition. We depend on our credit facilities to finance our operations and the modification or termination of these facilities could harm our operating results and financial condition.

        Our growth and acquisition strategy could require us to incur substantial amounts of indebtedness. As of June 29, 2003, our total debt was $25.5 million and our interest expense for the quarter then ended was $1.1 million. In addition, we may incur additional indebtedness in the future. Our future level of indebtedness could have adverse consequences for our business, including:

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  vulnerability to the effects of poor economic and industry conditions affecting our business;

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  dedication of a substantial portion of our cash flow from operations to repayment of debt and interest expense, limiting the availability of cash for working capital, capital expenditures or acquisitions which may be attractive to us;

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  reduced flexibility in planning for, or reacting to, changes in our business and industry, due to the debt repayment obligations and restrictive covenants contained in our debt instruments; and

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  failure to comply with the financial covenants under the agreements governing our indebtedness relating to matters such as fixed charge coverage ratio, minimum adjusted tangible net worth, and minimum domestic EBITDA, resulting in an event of default, which if not cured or waived, could cause substantially all of our indebtedness to become immediately due and payable.

        We have financial instruments that are subject to interest rate risk, principally debt obligations under our credit agreement. An increase in the base rates upon which our interest rates are determined could have an adverse effect on our operating results and financial condition.

We have made several strategic acquisitions of manufacturing facilities and businesses and may make more acquisitions in the future, and the failure to successfully integrate acquired facilities and businesses may adversely affect our financial performance.

        We have made several significant acquisitions in the past, and selectively pursuing strategic acquisitions remains an important part of our overall business strategy. However, any acquisitions we make could result in:

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  difficulty integrating our operations, technologies, financial controls and information systems, products and services with those of the acquired facility;

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  difficulty in managing and operating geographically dispersed businesses, including some located in foreign countries;

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  diversion of our capital and our management's attention away from other business issues;

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  an increase in our expenses and our working capital requirements;

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  potential loss of key employees and customers of facilities or businesses we acquire; and

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  financial risks, such as:

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  potential liabilities of the facilities and businesses we acquire, including employees;

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  our need to incur additional indebtedness; and

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  dilution if we issue additional equity securities.

        We may not successfully integrate any operations, technologies, systems, products or services that we acquire, and we cannot assure you that any of our recent or future acquisitions will be successful. If any of our recent or future acquisitions are not successful, it is likely that our financial performance will be adversely affected.

Our growth may be limited and our competitive position may be harmed if we are unable to identify, finance and complete future acquisitions.

        We expect to selectively pursue strategic acquisitions as part of our overall business strategy. Competition for acquiring attractive facilities and businesses in our industry is substantial. In executing this part of our business strategy, we may experience difficulty in identifying suitable acquisition candidates or in completing selected transactions. In addition, our credit agreement limits our ability to acquire the assets or businesses of other companies. If we are able to identify acquisition candidates, such acquisitions may be financed with substantial debt or with potentially dilutive issuances of equity securities. Our ability to successfully complete acquisitions in the future will depend upon several factors, including the continued availability of financing. We cannot assure you that financing for acquisitions will be available on terms acceptable to us, if at all.

If we are left with excess inventory, our operating results will be adversely affected.

        We typically purchase components and manufacture products in anticipation of customer orders based on customer forecasts. For a variety of reasons, such as decreased end-user demand for the products we are manufacturing, our customers may not purchase all of the products we have manufactured or for which we have purchased components. In such event, we would attempt to recoup our materials and manufacturing costs by means such as returning components to our vendors, disposing of excess inventory through other channels or requiring our OEM customers to purchase or otherwise compensate us for such excess inventory. Some of our significant customer agreements do not give us the ability to require our OEM customers to do so. To the extent we are unsuccessful in recouping our material and manufacturing costs, not only would our net sales be adversely affected, but our operating results would be disproportionately adversely affected. Moreover, carrying excess inventory would reduce the working capital we have available to continue to operate and grow our business.

        As of June 29, 2003, $51.3 million of our net inventory was held under a supply agreement with one major customer. Of this amount, approximately 53% is inventory that exceeds demand to fulfill forecast requirements at June 29, 2003. Our supply agreement places responsibility on our customer for inventory purchased consistent with its forecasts, but requires us to hold such inventory, subject in some instances to a monthly carrying charge, prior to the time the customer declares the product end of life. At such time as the product is declared end of life, the customer is required to repurchase any remaining unmitigated inventory. We believe that we have properly valued the inventory that we are responsible for as of June 29, 2003 and believe the customer is credit worthy.

Long-term purchase orders and commitments are not typical in our industry, and reductions, cancellations or delays in customer orders would adversely affect our operating results.

        As is typical in the electronic manufacturing and supply chain services industry, we do not usually obtain long-term purchase orders or commitments from our customers. Instead, we work closely with our customers to develop non-binding forecasts of the future volume of orders. Customers may cancel their orders, change production quantities from forecasted volumes or delay production for a number of reasons beyond our control. Significant or numerous cancellations, reductions or delays in orders by our customers would reduce our net sales. In addition, because many of our costs are fixed, a reduction in net sales could have a disproportionate adverse effect on our operating results. From time to time we make capital investments in anticipation of future business opportunities. There can be no assurance that we will receive the anticipated business. If we are unable to obtain the anticipated business, our operating results and financial condition may be harmed.

Competition from existing or new companies in the electronic manufacturing and supply chain services industry could cause us to experience downward pressure on prices, fewer customer orders, reduced margins, the inability to take advantage of new business opportunities and the loss of market share.

        We operate in a highly competitive industry. We compete against many domestic and foreign companies, some of which have substantially greater manufacturing, financial, research and development and marketing resources than we do. Some of our competitors have broader geographic breadth and range of services than we do. In addition, some of our competitors may have more developed relationships with our existing customers than we do. We also face competition from the manufacturing operations of our current and potential customers, who continually evaluate the benefits of internal manufacturing versus outsourcing. As more OEMs dispose of their manufacturing assets and increase the outsourcing of their products, we will face increasing competitive pressures to grow our business in order to maintain our competitive position.

We depend on our suppliers, some of which are the sole source for our components, and our production would be substantially curtailed if these suppliers are not able to meet our demands and alternative sources are not available.

        We order raw materials and components to complete our customers' orders, and some of these raw materials and components are ordered from sole-source suppliers. Although we work with our customers and suppliers to minimize the impact of shortages in raw materials and components, we sometimes experience short-term adverse effects due to price fluctuations, extended lead times and delayed shipments. In the past, there have been industry-wide shortages of electronic components, particularly memory and logic devices. If a significant shortage of raw materials or components were to occur, we may have to delay shipments to customers and our operating results would be adversely affected. In some cases, supply shortages of particular components will substantially curtail production of products using these components. While most of our significant customer contracts permit quarterly or other periodic reviews of pricing based on decreases and increases in the prices of raw materials and components, we are not always able to pass on price increases to our customers. Accordingly, some raw material and component price increases could adversely affect our operating results. We also depend on a small number of suppliers for many of the other raw materials and components that we use in our business. If we were unable to continue to purchase these raw materials and components from our suppliers, our operating results would be adversely affected. Because many of our costs are fixed, our margins depend on our volume of output at our facilities and a reduction in volume will adversely affect our margins.

Uncertainties and adverse trends affecting the electronics industry or any of our major customers may adversely affect our operating results.

        Our business depends on the electronics industry, which is subject to rapid technological change, short product life cycles and pricing and margin pressure. In addition, the electronics industry has historically been cyclical and subject to significant downturns characterized by diminished product demand, rapid declines in average selling prices and production over-capacity. When these factors adversely affect our customers, we may suffer similar effects. Our customers' markets are also subject to economic cycles and are likely to experience recessionary periods in the future. The economic conditions affecting the electronics industry, in general, or any of our major customers, in particular including the economic slowdown, may adversely affect our operating results.

Because we have significant operations overseas, our operating results could be harmed by economic, political, regulatory and other factors existing in foreign countries in which we operate.

        We have substantial manufacturing operations in Europe, Asia and Mexico. Our international operations are subject to inherent risks, which may adversely affect us, including:

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  political and economic instability in countries or geographies where we have manufacturing facilities, particularly in Asia and Mexico where we conduct a portion of our business;

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  fluctuations in the value of foreign currencies;

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  high levels of inflation, historically the case in a number of countries in Asia and Mexico where we do business;

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  changes in labor conditions and difficulties in staffing and managing our foreign operations;

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  greater difficulty in collecting our accounts receivable and longer payment cycles;

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  burdens and costs of our compliance with a variety of foreign laws;

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  increases in the duties and taxes we pay;

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  imposition of restrictions on currency conversion or the transfer of funds; and

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  expropriation of private enterprises.

Our business may be impacted by geopolitical events.

        As a global business, we operate and have customers located in many countries. Geopolitical events, such as terrorist acts may effect the overall economic environment and negatively impact the demand for our customers' products. As a result, customer orders may be lower and our financial results may be adversely affected.

Our quarterly operating results are subject to fluctuations and seasonality and if we fail to meet the expectations of securities analysts or investors the price of our securities may decrease.

        Our annual and quarterly results may vary significantly depending on various factors, many of which are beyond our control, and may not meet the expectations of securities analysts or investors. If this occurs, the price of our common stock would likely decline. These factors include:

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  variations in the timing and volume of customer orders relative to our manufacturing capacity;

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  introduction and market acceptance of our customers' new products;

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  changes in demand for our customers' existing products;

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  the timing of our expenditures in anticipation of future orders;

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  effectiveness in managing our manufacturing processes;

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  changes in competitive and economic conditions generally or in our customers' markets;

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  the timing of, and the price we pay for, acquisitions and related integration costs;

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  changes in the cost or availability of components or skilled labor; and

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  foreign currency exposure.

        As is the case with many technology companies, we typically ship a significant portion of our products in the last few weeks of a quarter. As a result, any delay in anticipated sales is likely to result in the deferral of the associated revenue beyond the end of a particular quarter, which would have a significant effect on our operating results for that quarter. In addition, most of our operating expenses do not vary directly with net sales and are difficult to adjust in the short term. As a result, if net sales for a particular quarter were below our expectations, we could not proportionately reduce operating expenses for that quarter, and, therefore, that revenue shortfall would have a disproportionate adverse effect on our operating results for that quarter.

Loss of any of our key personnel could hurt our business because of their experience in the electronic manufacturing and supply chain services industry and their technological expertise.

        We operate in the highly competitive electronic manufacturing and supply chain services industry and depend on the services of our key senior executives and our technological experts. The loss of the services of one or several of our key employees or an inability to attract, train and retain qualified and skilled employees, specifically engineering, operations and sales personnel, could result in the loss of customers or otherwise inhibit our ability to operate and grow our business successfully. In addition, our ability to successfully integrate acquired facilities or businesses depends, in part, on our ability to retain and motivate key management and employees hired by us in connection with the acquisition.

If we are unable to maintain our technological expertise in design and manufacturing processes we will not be able to successfully compete.

        We believe that our future success will depend upon our ability to develop and provide design and manufacturing services that meet the changing needs of our customers. This requires that we successfully anticipate and respond to technological changes in design and manufacturing processes in a cost-effective and timely manner. As a result, we continually evaluate the advantages and feasibility of new product design and manufacturing processes. We cannot, however, assure you that our process development efforts will be successful.

We are subject to a variety of environmental laws that expose us to potential financial liability.

        Our operations are regulated under a number of federal, state and foreign environmental and safety laws and regulations that govern, among other things, the discharge of hazardous materials into the air and water as well as the handling, storage and disposal of these materials. These laws and regulations include the Clean Air Act, the Clean Water Act, the Resource, Conservation and Recovery Act, and the Comprehensive Environmental Response, Compensation and Liability Act, as well as analogous state and foreign laws. Compliance with these environmental laws is a major consideration for us because we use hazardous materials in our manufacturing process. In addition, because we are a generator of hazardous wastes, we, along with any other person who arranges for the disposal of our wastes, may be subject to financial exposure for costs associated with an investigation and any remediation of sites at which we have arranged for the disposal of hazardous wastes if these sites become contaminated, even if we fully comply with applicable environmental laws. In the event of a violation of environmental laws, we could be held liable for damages and for the costs of remedial actions and could also be subject to revocation of our effluent discharge permits. Any revocation could require us to cease or limit production at one or more of our facilities, thereby negatively impacting our revenues and results of operations. Environmental laws could also become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with any violation, which also could negatively impact our operating results.

Our controlling stockholders and some of our directors may have interests that differ from yours.

        Credit Suisse First Boston, through certain of its affiliates, owns approximately 46% of our outstanding common stock and, as a result, has significant control over our business, policies and affairs, including, effectively, the power to appoint new management, prevent or cause a change of control and approve any action requiring the approval of the holders of our common stock, such as adopting amendments to our certificate of incorporation and approving mergers or sales of all or substantially all of our assets. Circumstances may occur in which the interests of these stockholders could be in conflict with your interests.

Provisions in our charter documents and Delaware law may delay, deter or prevent someone from acquiring us, which could decrease the value of our common stock.

        Provisions in our charter and bylaws may have the effect of delaying, deterring or preventing a change of control or changes in our management that investors might consider favorable unless approved by our stockholders and directors affiliated with Credit Suisse First Boston. Those provisions serve to limit the circumstances in which a premium may be paid for our common stock in proposed transactions or where a proxy contest for control of our board may be initiated. If a change of control or change in management is delayed, deterred or prevented, the market price of our common stock could suffer.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

        This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading "Risk Factors," that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of shares by the selling stockholders.

        The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear some of the legal expenses incurred by the selling stockholders and all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, New York Stock Exchange listing fees and fees and expenses of our counsel and our accountants.

SELLING STOCKHOLDERS

        On July 3, 2003, we issued series B convertible preferred stock and warrants to purchase shares of common stock in a private placement. The shares of common stock being offered by the selling stockholders include:

  •
  shares of common stock issuable to the selling stockholders upon conversion of their series B convertible preferred stock;

  •
  shares of common stock issuable upon exercise of warrants by the selling stockholders;

  •
  shares of common stock issuable as dividends on the series B convertible preferred stock in lieu of cash; and

  •
  shares of common stock issuable as payment upon optional or mandatory conversion of series B convertible preferred stock in lieu of cash.

        We determined the number of shares of common stock to be offered for resale by this prospectus under the terms of a registration rights agreement with the selling stockholders. In accordance with the terms of the registration rights agreement, this prospectus covers:

  •
  the resale of 110% of the number of shares of common stock issuable upon the conversion of the series B convertible preferred stock;

  •
  the resale of 100% of the number of shares of common stock issuable upon exercise of the warrants; and

  •
  the resale of 110% of the number of shares of common stock issuable in lieu of cash dividends payable on the series B common stock for four fiscal quarters.

        Because the number of shares of common stock issuable in connection with the series B convertible preferred stock and the warrants may be adjusted based on the market price of our common stock, and because the conversion price of the series B convertible preferred stock and exercise price of the warrants is subject to adjustment, the number of shares that will actually be issued upon conversion of the series B convertible preferred stock or exercise of the warrants, as payments upon conversion or in respect of dividends on the series B convertible preferred stock, may be more than the 6,057,277 shares offered by this prospectus.

        U.S. Bancorp Piper Jaffray and RBC Dain Rauscher Inc. have performed, and expect to continue to perform, financial advisory and investment banking services for us, including acting as placement agents in connection with our July 3, 2003 series B convertible preferred stock private placement. In addition, U.S. Bancorp Piper Jaffray and RBC Dain Rauscher Inc. are registered broker-dealers. In the ordinary course of business, U.S. Bancorp Piper Jaffray and RBC Dain Rauscher Inc. may actively trade our securities for their own account and for the accounts of their customers. Accordingly, U.S. Bancorp Piper Jaffray and RBC Dain Rauscher Inc. may at any time hold long or short positions in such accounts. Except for these relationships, no other material relationship has existed between us and any of the selling stockholders for the past three years.

        The following table sets forth, to our knowledge, certain information about the selling stockholders as of July 3, 2003. The second column lists, for each selling stockholder the number of shares of common stock held based on the selling stockholder's ownership of series B convertible preferred stock and warrants, plus the number of shares of common stock otherwise beneficially owned by the selling stockholder. The third column lists each selling stockholder's portion of the 6,057,277 shares of common stock being offered by this prospectus. The fourth and fifth columns assume the sale of all of the shares offered by this prospectus by each selling stockholder. The shares remaining in the fourth and fifth columns are shares that otherwise are beneficially held by each selling stockholder without giving effect to the July 3, 2003 private placement of series B convertible preferred stock and are not covered by this prospectus. The number of shares held by any selling stockholder may fluctuate from time to time.

        Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership by the person named below.

		Number of Shares of Common Stock Being Offered(1)	Shares of Common Stock to be Beneficially Owned After Offering(2)
Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned
			Number	Percentage(3)
Leonardo, L.P.	635,594	714,162	—	—
Deutsche Bank AG (4)	1,910,400	1,666,376	427,349	1.3%
Victus Capital, LP (5)	935,181	476,107	511,452	1.5
Levco Alternative Fund, Ltd. (4)	1,289,877	586,803	767,631	2.3
Purchase Associates II, L.P. (4)	79,449	89,270	—	—
Purchase Associates L.P. (4)	268,105	38,089	234,206	—
Portside Growth & Opportunity Fund	396,402	238,054	184,537	—
SF Capital Partners Ltd. (4)	2,574,134	1,785,401	985,151	2.9
De AM Convertible Arbitrage Fund, Ltd. (4)	105,932	119,027	—	—

Palladin Partners I, L.P. (4)	52,966	59,514	—	—
Palladin Overseas Fund, Ltd. (4)	52,966	59,514	—	—
Palladin Multi-Strategy Partners, L.P. (4)	52,966	59,514	—	—
Palladin Overseas Multi-Strategy Fund, Ltd. (4)	52,966	59,514	—	—
RBC Dain Rauscher Inc. (6)	18,538	18,538	—	—
U.S. Bancorp Piper Jaffray (6)	87,394	87,394	—	—
All Selling Stockholders	8,512,870	6,057,277	3,110,326	9.2%

(1)
This number represents 110% of the shares issuable upon conversion of the series B convertible preferred stock based on the initial conversion price of $5.90, 100% of the shares issuable upon exercise of the warrants and 110% of the shares issuable in lieu of cash dividends payable on the series B convertible preferred stock for four fiscal quarters, based on a market value of the common stock of $5.13.

(2)
We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders might not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders. The shares remaining in the fourth and fifth columns are shares that were otherwise beneficially held by each selling stockholder without giving effect to the July 3, 2003 private placement of series B convertible preferred stock and are not covered by this prospectus.

(3)
At July 3, 2003, there were 33,703,592 shares of Common Stock, $0.001 par value, outstanding.

(4)
Pursuant to the securities purchase agreement under which we issued the series B convertible preferred stock and warrants, the selling stockholder has agreed not to convert any of its series B convertible preferred stock or exercise any of its warrants, to the extent such conversion or exercise would result in it holding more than 4.99% of our issued and outstanding common stock. The number of shares included in the table does not take into account this ownership restriction.

(5)
Pursuant to the securities purchase agreement under which we issued the series B convertible preferred stock and warrants, the selling stockholder has agreed not to convert any of its series B convertible preferred stock or exercise any of its warrants, to the extent such conversion or exercise would result in it holding more than 9.99% of our issued and outstanding common stock. The number of shares included in the table does not take into account this ownership restriction.

(6)
Consists of shares issuable upon exercise of warrants issued to U.S. Bancorp Piper Jaffray and RBC Dain Rauscher Inc. as partial compensation for placement agent activities.

PLAN OF DISTRIBUTION

        The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of MSL in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

  •
  directly by the selling stockholders to one or more purchasers;

  •
  through underwriters, broker-dealers or agents;

  •
  in one or more transactions at fixed prices (which may be changed), at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices;

  •
  in option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus;

  •
  in hedging transactions with broker-dealers who may engage in short sales of shares in the course of hedging the positions they assume with the selling stockholders; or

  •
  in the following additional transactions (which may involve crosses or block transactions):

  •
  on any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association on which the shares may be listed or quoted at the time of sale;

  •
  in the over-the-counter market;

  •
  in transactions otherwise than on such exchanges or services or in over-the-counter market;

  •
  through the writing of options, whether the options are listed on an option exchange or otherwise; or

  •
  through the settlement of short sales.

        In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

        To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge or grant a security interest in shares, and, upon a default in the performance of the secured obligation, such pledgee or secured party, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers, underwriters or agents may receive commissions, discounts or concessions from the selling stockholders and/or purchasers of the shares for whom they may act as agents.

        In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers, underwriters or agents who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer, underwriter or agent may be deemed to be underwriting discounts and commissions. Neither we nor any selling stockholder can presently estimate the amount of such compensation. We know of no existing arrangements between any selling stockholder and any other selling stockholder, underwriter, broker/dealer or other agent relating to the sale or distribution of the shares. No underwriter, broker/dealer or agent has been engaged by us in connection with the distribution of the shares.

        In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. We will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the New York Stock Exchange pursuant to Rule 153 under the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

        At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

        We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act. We will be indemnified by the selling stockholders severally against certain liabilities, including certain liabilities under the Securities Act.

        We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or such date on which the shares may be resold pursuant to Rule 144(k) under the Securities Act by all selling stockholders that are not affiliates of MSL.

UNDERWRITERS

        The SEC staff is of a view that selling stockholders who are registered broker-dealers or affiliates of registered broker-dealers may be underwriters under the Securities Act. U.S. Bancorp Piper Jaffray, RBC Dain Rauscher Inc. and Deutsche Bank AG are registered broker-dealers. Levco Alternative Fund, Ltd. and SF Capital Partners Ltd. are affiliates of registered broker-dealers. We will not pay any compensation or give any discounts or commissions to any underwriter in connection with the securities being registered by this prospectus.

LEGAL MATTERS

        The validity of the shares offered by this prospectus has been passed upon by Hale and Dorr LLP.

EXPERTS

        The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC's Internet site at http://www.sec.gov. In addition, these materials may be read at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's Internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC requires us to "incorporate" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the sale of all the shares covered by this prospectus.

  (1)
  Our Annual Report on Form 10-K for the year ended December 31, 2002;

  (2)
  Our Quarterly Report on Form 10-Q for the quarter ended June 29, 2003;

  (3)
  Our Quarterly Report on Form 10-Q for the quarter ended March 30, 2003;

  (4)
  Our Current Report on Form 8-K dated July 3, 2003 and filed July 9, 2003; and

  (5)
  The description of our common stock contained in our registration statement on Form 8-A dated May 16, 2000.

        You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:

    MANUFACTURERS' SERVICES LIMITED
    300 BAKER AVENUE, SUITE 106
    CONCORD, MASSACHUSETTS 01742
    Attention: Robert C. Bradshaw
    Telephone: (978) 287-5630

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by Manufacturers' Services Limited, the registrant (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or certain legal services or any other expenses incurred by the selling stockholders in disposing of the shares). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Filing Fee—Securities and Exchange Commission	$2,315
Legal fees and expenses	50,000
Accounting fees and expenses	100,000
Miscellaneous expenses	2,685

Total Expenses	$155,000

Item 15. Indemnification of Directors and Officers.

        Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The registrant has included such a provision in its Restated Certificate of Incorporation.

        Section 145 of the General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

        The registrant has purchased directors' and officers' liability insurance which would indemnify its directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

Item 16. Exhibits

EXHIBIT NUMBER	DESCRIPTION
4.1	Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-1, as amended (File No. 333-96227), filed on February 4, 2000).
4.2
Certificate of Designations of 5.25% Series A Convertible Preferred Stock of the Registrant (incorporated by reference to Exhibit 4.2 to the Registrant's Current Report on Form 8-K filed on March 18, 2002).
4.3
Amended and Restated By-laws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form S-1, as amended (File No. 333-96227), filed on February 4, 2000).
4.4	Form of Warrant to Purchase Common Stock (incorporated by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K filed on July 9, 2003).
4.5
Certificate of Designations of 4.5% Series B Convertible Preferred stock of the Registrant (incorporated by reference to Exhibit 4.2 to the Registrant's Current Report on Form 8-K filed on July 9, 2003).
5.1	Opinion of Hale and Dorr LLP (previously filed).
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Hale and Dorr LLP (previously filed).
24.1	Power of Attorney (previously filed)

Item 17. Undertakings.

        Item 512(a) of Regulation S-K.    The undersigned Registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

          (ii)   To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

        (2)   That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        Item 512(b) of Regulation S-K.    The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Item 512(h) of Regulation S-K.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Concord, Commonwealth of Massachusetts, on August 14, 2003.

MANUFACTURERS' SERVICES LIMITED
By:	/s/ ALBERT A. NOTINI Albert A. Notini Chief Financial Officer and Executive Vice President

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Robert C. Bradshaw	Chairman of the Board and Director, Chief Executive Officer and President (Principal Executive Officer)	August 14, 2003
* Albert A. Notini	Director, Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 14, 2003
* Richard J. Gaynor	Vice President and Corporate Controller (Principal Accounting Officer)	August 14, 2003
* Robin Esterson	Director	August 14, 2003
* Karl Wyss	Director	August 14, 2003
* William Weyand	Director	August 14, 2003

Dermott O'Flanagan	Director
Curtis S. Wozniak	Director
* John P. Cunningham	Director	August 14, 2003

By:	/s/ ALAN R. CORMIER Alan R. Cormier Attorney-in-fact	August 14, 2003

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
4.1	Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-1, as amended (File No. 333-96227), filed on February 4, 2000).
4.2
Certificate of Designations of 5.25% Series A Convertible Preferred Stock of the Registrant (incorporated by reference to Exhibit 4.2 to the Registrant's Current Report on Form 8-K filed on March 18, 2002).
4.3
Amended and Restated By-laws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form S-1, as amended (File No. 333-96227), filed on February 4, 2000).
4.4	Form of Warrant to Purchase Common Stock (incorporated by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K filed on July 9, 2003).
4.5
Certificate of Designations of 4.5% Series B Convertible Preferred stock of the Registrant (incorporated by reference to Exhibit 4.2 to the Registrant's Current Report on Form 8-K filed on July 9, 2003).
5.1	Opinion of Hale and Dorr LLP (previously filed).
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Hale and Dorr LLP (previously filed).
24.1	Power of Attorney (previously filed).